                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant [ x ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box
[   ]     Preliminary Proxy Statement
[   ]     Confidential, For Use of te Commission
          Only (as Permitted by Ruel 14a-6(c)(2))
[ x ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Rule
          14a-11(c) or Rule 14a-12

                               Koger Equity, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x ]     No fee required.
[   ]     Fee computed on table below per Exchange Act
          Rules 14a-6(i)(l) and 0-11.
     (1) Title of each class of securities to which transaction applies:
---------------
     (2) Aggregate number of securities to which transaction applies:
---------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined);
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:
     [   ] Fee paid previously with preliminary materials.

[   ] Check  box if any part of  the fee is offset as provided  by Exchange  Act
      Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form Schedule or Registration Statement No.:
                                      N/A
--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:
                                 April 18, 1997
--------------------------------------------------------------------------------

                               KOGER EQUITY, INC.
                          3986 Boulevard Center Drive
                          Jacksonville, Florida 32207
                                 (904) 398-3403

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Koger Equity, Inc. (the "Company") will be held on Tuesday, May 20, 1997, at 11:00 a.m., Eastern Daylight Saving Time, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida, for the following purposes:

1. To elect a board of twelve (12) directors to serve for the ensuing year or until their respective successors are duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on March 13, 1997 was fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, this meeting and any adjournment thereof. All shareholders of record at that time are entitled to vote at this meeting and any adjournment thereof.

     A copy of the Company's Annual Report for the year ended December 31, 1996, which report contains consolidated financial statements and other information of interest with respect to the Company and its subsidiaries, is included herewith.

     SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. AN ENVELOPE IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                              By order of the Board of Directors
                              W. Lawrence Jenkins, Secretary



April 18, 1997

                               KOGER EQUITY, INC.
                          3986 Boulevard Center Drive
                          Jacksonville, Florida 32207
                                 (904) 398-3403
                                ---------------

                                PROXY STATEMENT
                                 April 18, 1997
                                ---------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of and by the Board of Directors (the "Board of Directors") of Koger Equity, Inc., a Florida corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held on Tuesday, May 20, 1997 (the "Annual Meeting"), and any adjournment thereof. This Proxy Statement and the enclosed proxy have first been mailed or otherwise given to shareholders on or about April 18, 1997.

     If the enclosed proxy is executed and returned, it will be voted at the Annual Meeting and any adjournment thereof, and where a choice has been specified thereon, will be voted in accordance with such specifications, and where no choice has been specified thereon, will be voted FOR the election of the directors named herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are expected to vote in accordance with their judgement on such matters. A proxy may be revoked at any time to the extent that it has not been exercised. A shareholder may revoke his or her proxy by writing the Secretary of the Company a letter of proxy revocation, executing a subsequently dated proxy, or attending the Annual Meeting or any adjournment thereof and voting his or her Shares (as defined below) personally.

     The close of business on March 13, 1997 was fixed as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournment thereof.

     The number of the Company's Shares of common stock, par value $.01 per share (the "Shares"), outstanding at the close of business on March 13, 1997 was 20,989,370. There is no other class of voting securities of the Company outstanding, and each Share is entitled to one (1) vote. A majority of the Shares issued and outstanding as of the record date represented at the Annual Meeting or any adjournment thereof, either in person or by proxy, shall constitute a quorum. Victor A. Hughes, Jr., J. C. Teagle and W. Lawrence Jenkins have, and each of them has, been designated to vote the proxies solicited hereby. The Shares are not subject to cumulative voting.


                            MATTERS TO BE CONSIDERED

     The Company's shareholders will consider and act upon (i) a proposal to elect twelve (12) directors for the following year, and (ii) such other business as may properly come before the Annual Meeting or any adjournment thereof.


                             ELECTION OF DIRECTORS

Nominees

     The twelve (12) nominees listed in the table below are proposed for election as directors for the ensuing year or until their successors have been duly elected and qualified.

     While management expects that all of the nominees will be able to serve as directors, if, at the time of the Annual Meeting or any adjournment thereof, a situation should arise making it impossible for any nominee to serve, the proxies will be voted in accordance with the best judgement of the holders thereof for another person recommended by the present Board of Directors in lieu of such original nominee.

     Each nominee has served in the principal occupations indicated in the table below with the respective employers indicated in such table during the five-year period ended on December 31, 1996. The table below also sets forth information concerning each nominee to the Board of Directors, based on information furnished by such nominee.

The Board of Directors recommends a vote "FOR" the election of each of the following nominees.

                                                                                                         Beneficial
                              Principal Occupation                                                       Ownership
                              Five-year Employment                         Year First                    of Shares at
                              History and Other                            Became a                      February 20, 1997(1)
        Name                  Directorships                                Director       Age            (Percent of Class)
----------------------------------------------------------------------------------------------------------------------------------
D. Pike Aloian(2)             Managing Director of Rothschild                   1993      42             2,479
                              Realty, Inc. ( a real estate investment                                    (.012%)
                              management and advisory service
                              firm); Director, Charter Oak Group,
                              Ltd. (a privately held retail properties
                              real estate management company);
                              Director, Angeles Corporation (a firm
                              specializing in the liquidation of
                              loans to and equity interests in various
                              real estate investment partnerships);
                              former Vice President of The Harlan
                              Company, Inc. (a real estate
                              development and advisory service firm)

Benjamin C. Bishop, Jr.(2)      Chairman of the Board of Allen C.               1991      65             21,618
                              Ewing & Co. (an investment banking                                         (.103%)
                              company); former Director of Grubb &
                              Ellis Company (a national commercial
                              real estate brokerage company); former
                              Trustee of GMR Properties (a real
                              estate investment trust); former
                              Director of Cousins Properties, Inc. (a
                              real estate investment trust)

Irvin H. Davis                Vice Chairman of Koger Equity, Inc.;              1991      67             181,592(3)
                              former President and Chief Executive                                       (.859%)
                              Officer of Koger Equity, Inc.


                                                                                                         Beneficial
                              Principal Occupation                                                       Ownership
                              Five-year Employment                         Year First                    of Shares at
                              History and Other                            Became a                      February 20, 1997(1)
        Name                  Directorships                                Director       Age            (Percent of Class)
----------------------------------------------------------------------------------------------------------------------------------

David B. Hiley(4) (5)         Self-employed as a consultant; former             1993      58             5,078
                              managing Director of Berkshire Capital                                     (.024%)
                              Corporation (an investment banking
                              services firm); Director and former
                              Senior Executive Vice President of
                              Thomson McKinnon Securities, Inc. (a
                              securities broker-dealer); consultant,
                              Director and former Executive Vice
                              President of Thomson McKinnon, Inc. (a
                              financial services holding company);
                              Director of Newcity Communications,
                              Inc. (a communications firm)

Victor A. Hughes, Jr.         Chairman, President, Chief Executive              1992      61             234,765(6)
                              Officer and Chief Financial Officer of                                     (1.109%)
                              Koger Equity, Inc.; former Senior Vice
                              President and an Assistant Secretary of
                              Koger Equity, Inc.; Director, Chairman,
                              President, Chief Executive Officer and
                              Chief Financial Officer of Koger Realty
                              Services, Inc. (a Koger Equity, Inc.
                              related entity and manager in five markets)

G. Christian Lantzsch(2) (4)  Retired Director of Duquesne Light                1989      72             5,493(7)
                              Company; retired Vice Chairman of the                                      (.026%)
                              Board of Directors and Treasurer of
                              Mellon Bank Corp.; retired Vice
                              Chairman and Chief Financial Officer of
                              Mellon Bank, N.A.

William L. Mack               Senior Partner of Apollo Real Estate              1996      57             412(8)
                              Advisors (manager of two real estate                                       (.002%)
                              investment funds); President and a Senior
                              Partner of the Mack Organization
                              (national owner, developer and investor
                              in office and industrial buildings and
                              other real estate investments); Director of
                              Capital Apartment Properties, Inc.
                              (owner and manager of apartment
                              communities); Chairman of the Board of
                              Metropolis Realty Trust, Inc. (owner of
                              high rise office buildings); Director of
                              Vail Resorts, Inc. (owner and operator of
                              ski resorts)


                                                                                                         Beneficial
                              Principal Occupation                                                       Ownership
                              Five-year Employment                         Year First                    of Shares at
                              History and Other                            Became a                      February 20, 1997(1)
        Name                  Directorships                                Director       Age            (Percent of Class)
----------------------------------------------------------------------------------------------------------------------------------

Lee S. Neibart(2)             Partner in charge of portfolio and asset          1996      46             412(8)
                              management at Apollo Real Estate                                           (.002%)
                              Advisors (manager of two real estate
                              investment funds); former Executive
                              Vice President and Chief Operating
                              Officer of the Robert  Martin  Company (a
                              real  estate  development  and management
                              firm);  Director of Allright  Corporation
                              (owner and operator of parking
                              facilities);  Director of Capital Apartment
                              Properties,  Inc. (owner and manager of
                              apartment  communities);  Director of
                              Metropolis Realty Trust,  Inc. (owner of
                              high rise office  buildings);  Director of
                              NextHealth,  Inc. (operator of wellness
                              and spa facilities) and Director of Roland
                              International, Inc. (a land
                              development company)

W. Edward Scheetz(4)          Partner in charge of acquisitions and new         1996      32             412(8)
                              investments at Apollo Real Estate                                          (.002%)
                              Advisors (manager of two real estate
                              investment funds); a former employee of
                              Trammell Crow Company (real estate
                              development and management company),
                              most recently as a Principal with
                              Trammell Crow Ventures (manager of
                              real estate investment funds); Director of
                              Allright Corporation (owner and operator
                              of parking facilities); Director of Atlantic
                              Gulf Communities, Inc. (a land
                              development company); Director of Capital
                              Apartment Properties, Inc. (owner and
                              manager of apartment communities);
                              Director of Koll Management Services,
                              Inc. (national commercial property
                              management company); Director of
                              Metropolis Realty Trust, Inc. (owner of
                              high rise office buildings); Director of
                              NextHealth, Inc. (operator of wellness
                              and spa facilities) and Director of Roland
                              International, Inc. (land development
                              company)

                                                                                                         Beneficial
                              Principal Occupation                                                       Ownership
                              Five-year Employment                         Year First                    of Shares at
                              History and Other                            Became a                      February 20, 1997(1)
        Name                  Directorships                                Director       Age            (Percent of Class)
----------------------------------------------------------------------------------------------------------------------------------


George F. Staudter(4)         Managerial and financial consultant;              1993      65             5,045
                              Director of Waterhouse Investors Cash                                      (.024%)
                              Management Fund, Inc. (a family of
                              mutual funds); former Director of
                              Waterhouse Investor Services, Inc. (a
                              securities broker-dealer); former
                              President, Chief Executive Officer and
                              Director of Family Steak Houses of
                              Florida, Inc. (a restaurant chain); former
                              Principal of Douglas Capital
                              Management (a registered investment
                              advisor); former Vice President and
                              Treasurer of Revlon, Inc. (a cosmetic
                              manufacturer and marketer)

S. D. Stoneburner             Director of Koger Equity, Inc.; former            1988      78             16,813(9)
                              Chairman of the Board of Directors of                                      (.080%)
                              Koger Equity, Inc.

James C. Teagle(12)           Director, Executive Vice President and            1996      55             82,482(10)
                              Chief Operating Officer of Koger Equity,                                   (.392%)
                              Inc.; former Senior Vice President of
                              Koger Equity, Inc.; former Vice
                              President of Koger Equity, Inc.; former
                              Vice President of Koger Properties, Inc.;
                              Director, Executive Vice President and
                              Chief Operating Officer of Koger Realty
                              Services, Inc. (a Koger Equity, Inc.
                              related entity and manager in five
                              markets)

All Executive Officers(12)                                                                               629,296(8) (11)
and Director Nominees as                                                                                 (2.930%)
a Group (14 persons)
--------------------------


(1) Unless otherwise noted, all Shares are owned directly, with sole voting and dispositive power or with voting and dispositive power shared with spouse.

(2)     Member of the Audit Committee.

(3) Includes 166,333 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

(4)     Member of the Compensation Committee.

(5) Mr. Hiley was a director and executive officer of Thomson McKinnon, Inc., a financial service holding company, and its subsidiary Thomson McKinnon Securities, Inc. ("TMSI"), a broker-dealer, both of which filed for protection under Chapter 11 of the federal bankruptcy code in 1990. In a proceeding instituted by the State of Alabama claiming unregistered sales of securities by an Alabama branch of TMSI, TMSI admitted to a criminal violation of the Alabama securities statute in 1993.

(6) Includes 200,000 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

(7) Includes 47 Shares which are subject to presently exercisable warrants to purchase Shares.

(8) Excludes 4,713,598 Shares of Common Stock of Koger Equity, Inc., owned by AREIF II Realty Trust, Inc. ("ARTI"), a subsidiary of Apollo Real Estate Investment Fund II, L. P. (AREIF II). The general partner of AREIF II is Apollo Real Estate Advisors II, L. P. ("ARE Advisors II"). The general partner of ARE Advisors II is Apollo Real Estate Capital Advisors II, Inc. ("ARECAII"). Messrs. Neibart, Scheetz and Mack are officers of ARECAII and limited partners of ARE Advisors II. Each of Messrs. Neibart, Scheetz and Mack disclaim beneficial ownership of all securities owned by ARTI, AREIF II and any of their affiliates.

(9) Includes 8,000 Shares which are held in a trust of which Mr. Stoneburner is the beneficiary.

(10) Includes 73,111 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

(11) Sole voting and dispositive power as to 623,804 Shares, and shared voting and dispositive power as to 5,493 Shares. Includes 503,791 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days. Includes 84 Shares which are subject to presently exercisable warrants to purchase Shares.

(12) Koger Properties, Inc., a Florida corporation ("KPI"), filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code on September 25, 1991; on December 21, 1993, KPI was merged with and into the Company (the "Merger"). Mr. Teagle was a former Vice President of KPI and W. Lawrence Jenkins was a former Vice President and Corporate Secretary of KPI. Both Messrs. Teagle and Jenkins became officers of the Company after the Merger.

Corporate Governance

     The Board of Directors of the Company held 13 meetings during the last fiscal year. The Board of Directors maintains an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"), the members of which are elected by the Board of Directors. The Board of Directors does not have a nominating committee.

     The Audit Committee is composed exclusively of directors who are not officers or employees of the Company. It recommends to the Board of Directors the selection of independent auditors, reviews the scope of the audit procedures and the results of the audit, reviews the matter of independence of the auditors, including non-audit services provided by the auditors and considers and makes recommendations to the Board of Directors on matters referred to it relating to the audit function, such as financial and accounting standards and principles and internal accounting, auditing and financial controls. The Audit Committee held two (2) meetings during the last fiscal year and members of the Audit Committee consulted with the officers of the Company and the independent auditors at various times throughout the year.

     The Compensation Committee is composed exclusively of directors who are not officers or employees of the Company. It sets the total compensation of the Company's Chief Executive Officer and the Executive Vice President and Chief Operating Officer, and reviews the compensation proposed by management for all other executive officers of the Company. The Compensation Committee is also responsible for (i) making grants under the Company's stock option plans, (ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors, and (iii) approving participation in the Company's Supplemental Executive Retirement Plan (the "SERP"). The Compensation Committee held five (5) meetings during the last fiscal year.

     Each of the directors attended at least 75% of the Board of Directors meetings and meetings held by committees of the Board of Directors of which they were members, except Mr. William L. Mack who became a director of the Company on October 10, 1996. The Board of Directors held two meetings since the election of Mr. Mack of which Mr. Mack attended only one meeting.

     Directors of the Company who are not officers receive a monthly retainer of $1,667, plus fees of $2,000 for each meeting of the Board of Directors attended and $500 for each meeting of any committee of the Board of Directors attended, together with expenses of attendance. Mr. Stoneburner, who served as the Chairman of the Board during a portion of 1996, received an additional quarterly retainer of $5,000 until he stepped down as Chairman on June 21, 1996. In 1997, the Vice Chairman of the Board will receive an additional quarterly retainer of $2,500. Directors who are officers of the Company are not paid a director's fee or retainer. Directors may elect payment of part or all of their monthly retainer, up to a monthly limit of $1,700, in Shares by participation in the Stock Investment Plan. For more information concerning the Stock Investment Plan, reference is made to the section "Executive Compensation--Stock Investment Plan" of this Proxy Statement.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The table below sets forth information concerning the annual and long-term compensation of the President and Chief Executive Officer (the "CEO") and the other named executive officers whose salary and bonus for the fiscal year ended December 31, 1996 exceeded $100,000 (collectively with the CEO, the "Executive Officers").

                                                                      Long-Term(13)   All Other
                                     Annual Compensation              Compensation  Compensation
                                     -------------------              ------------  ------------

                                                                      Awards
                                                                      ------

        Name and Principal         Year      Salary    Bonus          Securities         ($)
        Position                                                      Underlying
                                                                      Options/SARs
                                             ($)       ($)            (#) (3)            (4)
        -----------------          ----    --------    -----------    ---------      -------

        Irvin H. Davis(1)          1996    $241,333    $ 54,808(5)    20,000(6)      $95,340
        Vice Chairman              1995    $229,200    $104,408(5)      - 0 -        $26,340
        of the Board,              1994    $179,200    $ 57,207(5)    58,333         $26,340
        Former Chief
        Executive Officer

        Victor A. Hughes, Jr.(1)   1996    $230,917(2) $240,533(7)   135,833(8)      $15,318
        Chairman of the Board,     1995    $204,200(2) $110,227(5)      - 0 -        $35,771
        President, Chief           1994    $156,200    $ 49,864(5)    56,667         $18,789
        Executive Officer and
        Chief Financial Officer

        James C. Teagle            1996    $166,667(2) $173,590(9)    96,250(10)     $13,050
        Executive Vice             1995    $141,750(2) $ 27,546         - 0 -        $28,415
        President and Chief        1994    $123,833    $  2,366       53,750         $14,601
        Operating Officer

        W. Lawrence Jenkins        1996    $112,917(2) $ 57,363(5)    28,840(11)     $10,120
        Vice President and         1995    $107,500(2) $ 20,316         - 0 -        $22,729
        Corporate Secretary        1994    $103,333    $  1,923       26,807         $12,110

        James L. Stephens          1996    $103,990(2) $ 49,346(5)    29,916(12)     $44,873
        Vice President and         1995    $ 97,331(2) $  5,219         - 0 -        $25,029
        Chief Accounting           1994    $ 86,875    $  1,731         - 0 -        $13,179
        Officer


---------------

(1) Mr. Davis served the Company as its Chief Executive Officer ("CEO") until June 20, 1996. Mr. Hughes began serving the Company as its CEO on June 21, 1996.

(2) Includes an amount equal to 10% of salary paid for 1996 and for 1995, from August 1, 1995 through December 31, 1995, which amount was paid by KRSI.

(3) For information concerning the number and market value of Shares subject to the Company's stock option plans as to the Executive Officers, reference is made to the "Option/SAR Grants in Last Fiscal Year" table and "Option/SAR Exercises and Year-End Values" table and the notes thereto.

(4) Includes the taxable portion of certain excess life insurance premiums (as defined by the Internal Revenue Code) paid by the Company on behalf of each qualifying employee, including the Executive Officers (the "Life Insurance Premiums") and 401(k) Plan contributions, each of which were Company benefits which did not discriminate in scope, terms or operation in favor of the Executive Officers and were available generally to all salaried employees of the Company.

         For 1996, includes (i) a profit sharing contribution partially in the form of cash and partially in the form of Shares made by the Company to the account of each qualifying employee, including each Executive Officer, under the 401(k) Plan, which contribution was equal to 3% of such employee's taxable wages, subject to certain limitations, and was based on the market value of the Shares on December 31, 1996, which was $18.75 per Share; and (ii) a matching contribution in the form of Shares made by the Company to the account of each qualifying employee, including each Executive Officer, under the 401(k) Plan, which contribution was equal to 50% of such employee's contributions to his or her account under the 401 (k) Plan, subject to a maximum employee contribution of 6% of eligible compensation, and was based on the market value of the Shares on December 31, 1996, which was $18.75 per Share (the "401(k) Contribution").

         As to Mr. Davis, includes Life Insurance Premiums in the amount of $11,340, and a 401(k) Contribution in the amount of $9,000. For 1996, includes $75,000 of income associated with the exercise on February 22, 1996, of options on 12,000 Shares at an exercise price of $5.125, which Shares were valued at $11.375 on the date of exercise.

         As to Mr. Hughes, includes Life Insurance Premiums in the amount of $6,318, and a 401(k) Contribution in the amount of $9,000.

         As to Mr. Teagle, includes Life Insurance Premiums in the amount of $4,050, and a 401(k) Contribution in the amount of $9,000.

         As to Mr. Jenkins, includes Life Insurance Premiums in the amount of $1,700, and a 401(k) Contribution in the amount of $8,420.

         As to Mr. Stephens, includes Life Insurance Premiums in the amount of $358, and a 401(k) Contribution in the amount of $8,198. For 1996, includes $36,317 of income associated with the exercise of options on a total of 4,710 Shares, all at an exercise price of $5.125, at various times from January 15, 1996 to August 28, 1996, which Shares were valued at prices ranging from $11.375 to $15.875 on the dates of exercise.

(5) Includes a cash bonus which was earned in the year reported, but which was paid in the following calendar year.

(6) These options were granted to Mr. Davis on May 6, 1996 and became 100% exercisable six months after the date of grant. These options terminate seven years from the date of grant and are exercisable at a per Share price of $11.50.

(7) Includes a bonus earned by Mr. Hughes for calendar year 1996 in the amount of $235,724, the value of which was paid in Shares, net of taxes, by the issuance of 9,013 Shares on January 6, 1997.

(8) Of the total options granted to Mr. Hughes in 1996, 35,833 options were granted on May 6, 1996, for a 10-year term, became 100% exercisable six months after the date of grant at a per Share price of $11.50; 94,144 options were granted on December 9, 1996, for a ten-year term and will be exercisable at the annual rate of 33 1/3% commencing six months from the date of grant at a per Share price of $15.375; and 5,856 options were granted on December 9, 1996, for a 7-year term and will be exercisable at an annual rate of 33 1/3% commencing six months from the date of grant at a per Share price of $15.375.

(9) Includes a bonus earned by Mr. Teagle for calendar year 1996 in the amount of $170,128 the value of which was paid in Shares, net of taxes, by the issuance of 6,442 Shares on January 6, 1997.

(10) Of the total options granted to Mr. Teagle in 1996, 46,250 options were granted on May 6, 1996, for a 10-year term, became 100% exercisable six months after the date of grant at a per Share price of $11.50; and 50,000 options were granted on December 9, 1996, for a 10-year term, and will be exercisable at the annual rate of 33 1/3% commencing six months from the date of grant at a per Share exercise price of $15.375.

(11) Of the total options granted to Mr. Jenkins in 1996, 1,340 were granted on May 6, 1996, became 100% exercisable six months after the date of grant, terminate 10 years from the date of grant and are exercisable at a per Share price of $11.50; and 27,500 were granted on December 9, 1996, become 20% exercisable annually, terminate 10 years from the date of grant and are exercisable at a per Share price of $15.375.

(12) Of the total options granted to Mr. Stephens in 1996, 2,416 were granted on May 6, 1996, became 100% exercisable six months after the date of grant, terminate 10 years from the date of grant and are exercisable at a per Share price of $11.50; and 27,500 were granted on December 9, 1996, become 20% exercisable annually, terminate 10 years from the date of grant and are exercisable at a per Share price of $15.375.

(13) There were no restricted stock awards or long term incentive plan payouts for any of the last three fiscal years.


Option/Stock Appreciation Rights Grants

During the fiscal year ended December 31, 1996, the following options were granted to the Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  Individual Grants

                                                       Percent of
                                   Number of           Total                                   Potential Realizable Value at
                                   Securities          Options/SARs    Exercise                Assumed Annual Rates of
                                   Underlying          Granted to      or Base                 Stock Price Appreciation for
                                   Option/SARs         Employees       Price   Expiration      Option Term
        Name                       Granted (#)         in Fiscal Year  ($/Sh)  Date            5% ($)         10% ($)
        ---------------------      -----------         --------------  ------- ----------      -----------------------------

        Irvin H. Davis             20,000              2.16%          $11.50   5/5/2003        $ 93,633       $  218,205

        Victor A. Hughes, Jr.      35,833              3.88%          $11.50   5/5/2006        $259,155       $  656,749
                                    5,856               .64%          $15.375  12/8/2003       $ 36,654       $   85,419
                                   94,144             10.19%          $15.375  12/8/2006       $910,302       $2,306,885

        James C. Teagle            46,250              5.01%          $11.50    5/5/2006       $334,493       $  847,672
                                   50,000              5.41%          $15.375  12/8/2006       $483,463       $1,225,190

        W. Lawrence Jenkins         1,340               .15%          $11.50   5/5/2006        $  9,691       $   24,560
                                   27,500              2.98%          $15.375  12/8/2006       $265,905       $  673,854

        James L. Stephens           2,416               .26%          $11.50   5/5/2006        $ 17,473       $   44,281
                                   27,500              2.98%          $15.375  12/8/2006       $265,905       $  673,854


Option/Stock Appreciation Rights Exercises and Year-End Values

The table below sets forth information with respect to (i) the aggregate number of options/stock appreciation rights exercised, and the values realized in respect thereof, by the Executive Officers during the fiscal year ended December 31, 1996 and (ii) the aggregate number of options/stock appreciation rights, and the value of the in-the-money options/stock appreciation rights, in each case held by the Executive Officers at the end of such fiscal year.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                               Number of
                                               Securities
                                               Underlying             Value of Unexercised
                                               Unexercised            in-the-Money
                                               Options/SARs           Options/SARs
                    Shares          Value      at Fiscal Year-End     at FY-End ($)
                    Acquired on     Realized   (#) Exercisable/       Exercisable/
        Name        Exercise (#)    ($)        Unexercisable          Unexercisable (1)
--------------      ------------    -------   ----------------        ----------------------

Irvin H. Davis           12,000    $75,000   166,333 / 25,000         $1,992,955 / $340,625

Victor A. Hughes, Jr.    - 0 -     - 0 -     178,500 / 121,500        $2,061,960 / $630,438

James C. Teagle          - 0 -     - 0 -      67,750 / 82,250         $ 574,500 / $527,531

W. Lawrence Jenkins      - 0 -     - 0 -      12,063 / 43,584         $ 129,006 / $271,749

James L. Stephens         4,710   $36,317     37,952 / 38,250         $ 501,694 / $239,281
-----------------


(1) The value reported herein is based on a per Share price of $18.75, which is the closing price of the Shares on December 31, 1996, as reported on the American Stock Exchange.

Long-Term Incentive Plan Awards

     The Company made no long-term incentive plan awards to any Executive Officer during the fiscal year ended December 31, 1996.

Executive Employment Agreements

     On June 21, 1996, the Company entered into three-year Employment Agreements with both Messrs. Hughes and Teagle providing for an annual base salary of $250,000 for Mr. Hughes and $180,000 for Mr. Teagle, to be increased from time to time by the Board in its sole discretion. The Agreements provide that the officers (1) serve the Company on a full-time basis, (2) perform such duties and responsibilities as may be designated by the Board and (3) devote substantially all of their business time and best efforts, business judgement, skill and knowledge exclusively to the advancement of the business and interests of the Company.

     In the event of an early termination of employment other than for cause, each agreement provides that, at the officer's option, (1) he may either continue to receive his base salary for the term of the agreement or its present value in a lump sum, and (2) continue to participate in the Company's medical and life insurance arrangement for employees during the term of the Agreement or be paid a lump sum present value of the cost of such insurance coverage. The officer will also be deemed to have satisfied the vesting requirements for benefits under the SERP and all stock options which would otherwise become vested during the term of the Employment Agreement will be immediately vested in the event of an early termination of employment other than for cause.

Supplemental Executive Retirement Plan

     The Supplemental Executive Retirement Plan (the "SERP") provides additional retirement benefits for key executive employees (the "Participants"). In the case of Messrs. Davis, Hughes and Teagle, the SERP provides (i) such Participant with a lifetime benefit of 50% of final average annual base salary, less social security benefits (except in the case of Mr. Davis, whose benefits are not reduced by the amount of his social security benefits) and the annuitized equivalent of profit sharing contributions by the Company to the account of such Participant under the 401(k) Plan, and (ii) the surviving spouse of such Participant with a lifetime benefit of 50% of such Participant's benefit. The SERP also provides Messrs. Davis, Hughes and Teagle and their spouses, with lifetime medical coverage (which is intended to be roughly equivalent to that provided by the Company for the Executive Officers). In the case of each other Participant, the SERP provides a 15-year benefit (reduced in any case in which such Participant has less than 20 years of service) equal to 40% of final average annual base salary, less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of such Participant under the 401(k) Plan. Benefits under the SERP generally vest only if the applicable Participant remains in the Company's employ for a period ranging from two to five years after commencement of his participation in the SERP (depending upon such Participant's age at the commencement of his participation in the SERP). However, if a change of control of the Company (as defined in the SERP) occurs and a Participant leaves the employ of the Company under certain circumstances, then (a) in the case of Messrs. Hughes and Teagle, such Participant would be entitled to his benefits, commencing immediately and without regard to the vesting requirement, and (b) in the case of each other Participant, such Participant, at his option, would be entitled to either a continuation of his base salary for a period of 18 months or his vested benefits under the SERP. As Mr. Davis retired on December 31, 1996, he is currently receiving payments pursuant to the SERP.

     The table below sets forth information with respect to the estimated annual benefit (determined before any reduction for social security benefits and 401(k) Plan contributions as described above) payable upon retirement based upon specified compensation under the SERP and the years of service classifications under the SERP.


                               PENSION PLAN TABLE

                                Years of Service
    Final Average
        Annual
     Remuneration      15         20        25        30        35
        --------    -------    -------   -------   -------   -------
        $125,000    $37,500    $50,000   $50,000   $50,000   $50,000
        150,000      45,000     60,000    60,000    60,000    60,000
        175,000      52,500     70,000    70,000    70,000    70,000
        200,000     100,000    100,000   100,000   100,000   100,000
        225,000     112,500    112,500   112,500   112,500   112,500
        250,000     125,000    125,000   125,000   125,000   125,000
        300,000     150,000    150,000   150,000   150,000   150,000

     The compensation base used by the SERP is average base salary for the final three years of employment. As of December 31, 1996, the base salary and estimated years of service credit for each Executive Officer are listed below:

        Mr. Davis       $250,000        29 years
        Mr. Hughes      $250,000        14 years
        Mr. Teagle      $180,000        24 years
        Mr. Jenkins     $115,000        26 years
        Mr. Stephens    $107,000        10 years

     Because the SERP generally provides a 50% gross benefit to Messrs. Davis, Hughes and Teagle and a 40% gross benefit to the other Participants, the Pension Plan Table above reflects a 50% benefit for salaries above $175,000 and a 40% benefit for salaries up to and including $175,000. The benefits shown in the Pension Plan Table above will be reduced by (i) the amount of social security benefits received by the applicable Participant and (ii) the annuitized equivalent of profit sharing contributions made by the Company to the account of such Participant under the 401(k) Plan. At retirement, benefits under the SERP are paid in annuity form. Messrs. Davis, Hughes and Teagle are expected to receive benefits in lifetime 50% spousal joint and survivor annuity form. The other Participants are expected to receive benefits in 15-year certain annuity form.

Stock Investment Plan

     The Company has a Stock Investment Plan (the "SIP") pursuant to which participating employees and directors of the Company may purchase Shares. Under the SIP, the Company is authorized to purchase up to an aggregate of 200,000 Shares on behalf of such participating employees and directors. Each participating employee pays for his or her Shares pursuant to a monthly payroll deduction plan established by the participating employees, and each participating director pays for his Shares pursuant to a deduction from such director's retainer. However, pursuant to the SIP and subject to certain limitations, the Company contributes a portion of the purchase price of such Shares, which contribution equals the following percentage of the aggregate monthly deduction from such employee's pay or such director's retainer: (i) 25% of each monthly deduction less than or equal to $50; (ii) 20% of each monthly deduction greater than $50 but less than or equal to $100; and (iii) 15% of each monthly deduction greater than $100 but less than or equal to $1,700. The Company also pays all commissions and related expenses of the SIP. The Company's contribution and expenses incurred in administering the SIP totaled approximately $36,700 for the year ended December 31, 1996.

     During 1996, the Company paid the following amounts on behalf of the following directors:

        Director              Stock Investment Plan
        Name                  Company Contribution
        ----                  --------------------
        D. Pike Aloian             $ 1,585
        Benjamin C. Bishop, Jr.    $ 3,090
        David B. Hiley             $ 3,090
        G. Christian Lantzsch      $ 3,090
        William L. Mack            $   685
        Lee S. Neibart             $   685
        W. Edward Scheetz          $   685
        George F. Staudter         $ 2,402
        S. D. Stoneburner          $ 3,090
                                   -------

        Total Contributed on
          behalf of Directors      $18,402

Compensation Committee Report on Executive Compensation

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the information included under the "Shareholder Return Performance Presentation" including the performance graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee consists of David B. Hiley, G. Christian Lantzsch, W. Edward Scheetz and George F. Staudter, Chairman, all of whom are outside directors of the Company. The Compensation Committee is responsible for setting the total compensation of the Chief Executive Officer (the "CEO") and the Executive Vice President and Chief Operating Officer (the "COO") and for reviewing the compensation, including year-end bonuses, proposed by management for all other Executive Officers of the Company. It has been the practice of the Compensation Committee to have the Board of Directors ratify the salaries and bonuses of the CEO and the COO. The Compensation Committee is also responsible for (i) making grants under the Company's stock option plans, (ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors, and (iii) approving participation in the SERP. It is the Committee's objective to structure executive compensation packages that have and will continue to provide incentives to create shareholder value. Through stock options and other stock related awards, the Compensation Committee has sought to forge a strong link between Share performance and Executive Compensation. In addition, the Company believes that the Executive Compensation program should attract, retain and motivate a quality, performance-oriented management team.

     Since the amendment on August 15, 1996, by the Securities and Exchange Commission of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, any grant by the Company to, or reacquisition by the Company from, its Executive Officers of securities or interests in securities is subject to certain prohibitions on short-swing profits set forth in the new Rule 16b-3 unless such transaction has been approved by (a) a committee consisting of two or more "non-employee" directors, (b) the entire Board of Directors, or (c) a majority of the shareholders voting at a shareholders meeting. Mr. Hiley does not qualify as a "non-employee" director under new Rule 16b-3 because of the consulting fees he receives from the Company. Accordingly, since August 15, 1996, Mr. Hiley has not participated in the granting of any options to purchase securities, or the awarding of any securities, to any Executive Officers.

     Currently, the key elements of the Company's compensation package for the Executive Officers are base salary, bonuses, contributions to the 401(k) Plan, stock options, and participation in the SERP.

     In determining the compensation paid to the Executive Officers in 1996, the Compensation Committee took into consideration a number of factors, including among others, the following: (i) increase in shareholder value; (ii) the improvement in the Company's operations, including increases in percent leased rates and rental revenues and the material reduction in the Company's indebtedness; (iii) the higher levels of indebtedness that the Company was required to assume in connection with the merger of Koger Properties, Inc. with and into the Company (the "Merger") and the successful refinancing of such indebtedness; and (iv) the establishment of an alliance with a strategic investor.

     In December 1996, the Company refinanced the $190 million of restructured debt it assumed upon its Merger with KPI and thereby eliminated the restrictive debt covenants. As a result, the Company can now begin new construction and development activities and make strategic acquisitions in the suburban office market.

     The Company's strategy has been to stabilize and then improve its financial condition by increasing occupancy and revenues and reducing and refinancing indebtedness. The Company has made significant progress in these areas. During 1996, the Company continued to improve its operating efficiencies by (i) increasing the percent leased rate of its buildings to approximately 92%, and by
(ii) increasing its rental revenues by approximately $3.5 million. In October 1996, the Company received $42.5 million in net proceeds from the sale of three million Shares. The Company also reduced indebtedness by approximately $51.9 million, from approximately $254.9 million at the beginning of 1996 to approximately $203 million at the end of the year. The Company's debt-to-total market capitalization ratio improved from approximately 57% as of the end of 1995 to 34% as of the end of 1996.

     During 1996, the Company commenced construction of two new office buildings on some of its existing inventory of land held for development. Upon completion in late 1997, the two new office buildings will contain approximately 106,000 net rentable square feet.

     While the Compensation Committee considered all of the foregoing and although the Committee has from time to time reviewed the executive compensation levels of other real estate investment trusts and referred to other available information concerning the salaries of executive officers in peer group companies, it did not, and has not as yet, set any specific criteria in arriving at any particular executive's compensation. Accordingly, based on the above, the Compensation Committee made a subjective determination in setting the compensation of the Executive Officers.

     Through June 20, 1996, Irvin H. Davis served as Chief Executive Officer of the Company. Under his leadership, rents improved and a strong office park management team was developed. He was instrumental in designing the strategic plan under which the Company currently operates. Mr. Davis retired as CEO on June 20, 1996 and retired as an employee of the Company on December 31, 1996. He remains Vice Chairman of the Board of Directors and serves as a consultant to the Company. In arriving at the compensation paid to Mr. Davis, the Compensation Committee considered his long experience in the development and management of office parks and his proven ability to maintain high occupancy rates, emphasizing and realizing increased return on the Company's assets. For information concerning Mr. Davis' compensation paid by, and consulting agreement with, the Company, reference is made to "Executive Compensation" and "Certain Relationships and Transactions," respectively.

     Effective June 21, 1996, Victor A. Hughes, Jr., President and Chief Financial Officer of the Company (the "CFO") was elected Chairman of the Board of Directors and CEO of the Company. In arriving at the compensation paid the current CEO, the Compensation Committee considered the outstanding performance of the Company under his leadership as both CEO and CFO, as well as his experience in corporate finance. It should also be noted that during 1996, the Company was able to maintain above average percent leased rates (approximately 92% of net rentable square feet at December 31, 1996), and to increase the average annual rent per square foot leased by approximately 3.8%, from $13.72 at December 31, 1995 to $14.24 at December 31, 1996. It should also be noted that during 1996, shareholder value increased by 76%, from $10.625 per Share at December 31, 1995 to $18.75 per Share at December 31, 1996.

     In connection with his election as CEO, and in recognition of his outstanding performance as CFO, Mr. Hughes' annual salary was increased to $250,000 in June 1996, from $229,200 in 1995. In addition, in November 1996, he was awarded a bonus of $235,725, which bonus was paid in January 1997 in 9,013 Shares and $73,476 in cash. Also during 1996, Mr. Hughes was granted options to purchase 35,833 Shares and 100,000 Shares at exercise prices of $11.50 and $15.375, respectively, the corresponding market prices of the Shares on the respective dates of grant. The option to purchase the 35,833 Shares became exercisable six months after the date of grant, and the option to purchase the 100,000 Shares is exercisable at the annual cumulative rate of 33 1/3% of the Shares commencing six months from the date of grant.

     The Company also entered into three-year employment agreements commencing June 21, 1996, with both the CEO and COO. For information concerning these contracts reference is made to "Executive Compensation -- Executive Employment Agreements."

     Conclusion. The Compensation Committee believes that the compensation packages of the Company's Executive Officers have been generally commensurate with the Company's financial performance and the total value received by its shareholders. The Compensation Committee intends to continue review of Executive Officers compensation with the assistance of an outside compensation consultant and will make such modifications in its approach to executive compensation as it determines to be appropriate in light of the Company's financial condition, the performance of its officers and peer group analysis.

     The foregoing report has been furnished by the Compensation Committee.

                                                  David B. Hiley
                                                  G. Christian Lantzsch
                                                  W. Edward Scheetz
                                                  George F. Staudter, Chairman

Shareholder Return Performance Presentation

     The line graph below sets forth the cumulative total shareholder return on the Shares as compared with the cumulative total return of each of the American Stock Exchange Market Value Index and the NAREIT Total Return Index, in each case (i) on an annual basis for the period commencing December 31, 1991 and ending December 31, 1996 and (ii) assuming that $100 was invested on December 31, 1991 and that all dividends were reinvested.

              (graph appears here charting the data shown below.)

        KE = Koger Equity, Inc.
        AMEX = American Stock Exchange Market Value Index
        NAREIT = NAREIT Total Return Index



          1991      1992      1993      1994      1995      1996
--------------------------------------------------------------------------------
KE        $100      $116      $213      $181      $266      $469
AMEX      $100      $101      $121      $110      $139      $148
NAREIT    $100      $112      $133      $134      $159      $215
--------------------------------------------------------------------------------

     The  Company  has  used  a  different   industry  group  for   compensation
comparisons from that used for its shareholder return performance presentation.


Compensation Committee Interlocks and Insider Participation

     David B. Hiley, a director who is not an officer or employee of the Company, served on the Compensation Committee during 1996. Beginning in 1996, the Company entered into a consulting agreement with Mr. Hiley pursuant to which Mr. Hiley provides advice with respect to the financial aspects of the Company's strategic plan (the "Hiley Consulting Agreement").

     Pursuant to the Hiley Consulting Agreement, which agreement is subject to periodic evaluation by the Board of Directors, Mr. Hiley was paid a fee of $146,100 in 1996. Mr. Hiley also received from the Company a fee of $204,000 for his role in negotiating the sale of three million Shares to Apollo Real Estate Investment Fund II, L.P. (For information concerning this transaction, reference is made to "Certain Relationships and Transactions" in this Proxy Statement.)


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     From its organization in 1988, the Company's business involved the acquisition from KPI and its affiliates of completed and substantially leased commercial office buildings and the operation of such properties for the production of rents. As of December 31, 1996, the Company owned 215 commercial properties in 13 metropolitan areas in the southeastern and southwestern United States. A total of 126 buildings was acquired from KPI or its affiliates through 1990. During 1993, an additional 93 buildings were acquired from KPI as the result of the Merger, which was consummated on December 21, 1993 as part of the Plan of Reorganization in the KPI Bankruptcy. As a result of the Merger, the Company also assumed property management agreements to manage (i) 20 office buildings owned by Centoff Realty Company, Inc., a subsidiary of Morgan Guaranty Trust Company of New York, and (ii) 92 office buildings owned by The Koger Partnership, Ltd. ("TKP").

     During 1995, TKP sold its 92 buildings and parcels of related land to Koala Miami Realty Holding, Inc., Koala Norfolk Realty Holding, Inc., Koala Raleigh Realty Holding, Inc., Koala Richmond Realty Holding, Inc., and Koala Tampa Realty Holding, Inc., (each a "Koala Entity"), all of which are wholly-owned subsidiaries of a co- mingled pension trust for which Morgan Guaranty Trust Company of New York is the trustee and J. P. Morgan Investment Management Inc. is the investment manager.

     Simultaneously with the sale by TKP of its properties, the Company sold to certain Koala Entities three buildings and certain parcels of related land located in or contiguous to office centers substantially owned by TKP. A certain Koala Entity exercised an option to purchase from the Company two additional parcels of land in Miami, Florida, in February 1997 for a purchase price of $2.97 million.

     In connection with the acquisition by the Koala Entities from TKP and the Company of the properties described above, Koala entered into a Management Agreement with Koger Realty Services, Inc., a Delaware corporation ("KRSI"), in which the Company has a significant economic interest, pursuant to which KRSI will manage such properties for five years.

     KRSI was incorporated to provide, among other things, leasing and property management services to owners of commercial office buildings. The Company owns all of the preferred stock of KRSI, which currently represents in excess of 95% (by value) of the economic benefits of KRSI. Such preferred stock is nonvoting stock and is not convertible into the common stock of KRSI while held by the Company. All of the outstanding common stock of KRSI was acquired by officers and employees of KRSI, including: Victor A. Hughes, Jr., James C. Teagle, W. Lawrence Jenkins, James L. Stephens (officers of the Company) and certain other employees of KRSI who are not employed by the Company. In addition to serving as officers of KRSI, Messrs. Hughes, Teagle and Jenkins comprise the Board of Directors of KRSI. In the event that any of the forgoing persons leave the employ of KRSI, KRSI has the right to reacquire any Shares of common stock of KRSI held by such officer or employee.

     The Company accounts for its investment in the preferred stock of KRSI using the equity method. During 1996, KRSI received approximately $5.3 million in management fees from the Koala Entities and other entities for which it performs services.

     Messrs. Mack, Neibart and Scheetz were elected to the Company's Board under the terms of an agreement dated October 10, 1996 between the Company and an affiliate of Apollo Real Estate Investment Fund II, L. P. ("Apollo") pursuant to which Apollo purchased three million Shares from the Company for $43.5 million ($14.50 per share). Apollo has been granted registration rights and a conditional exemption from certain of the Company's takeover defenses and provides that for a period of three years (subject to earlier termination under certain circumstances): (i) Apollo may purchase up to 25% of the Company's outstanding stock; (ii) Apollo will be entitled to Board representation of up to three directors on a board of not more than 12 (depending upon Apollo's level of ownership of the common stock); and (iii) Apollo will not acquire more than 25% of the Company's outstanding stock and will vote its Shares as to certain
matters  either  in  accordance  with  the   recommendation   of  the  Board  or
proportionately with other shareholders, unless the Company breaches its agreements or, without Apollo's consent, the Company takes certain significant actions such as certain amendments of the Company's organizational documents, liquidation, termination of REIT status, sale of the Company, acquisitions or dispositions over a certain size, issuance of more than 9.8% of the outstanding common stock to a person or group or failure by the Company to employ its takeover defenses against another person who holds (or tenders for) 15% or more of the common stock.

     In connection with the above transaction, Rothschild Realty, Inc., which employs Mr. Aloian as a Managing Director, provided a fairness opinion to the Company's Board of Directors, for which Rothschild received a fee from the Company of $350,000. Also, Mr. Hiley received from the Company a fee of $204,000 for his role in negotiating the transaction.

     Pursuant to a Consulting Agreement with the Company, which was subject to periodic evaluation by the Board of Directors, Mr. Hiley provided advice with respect to the financial aspects of the Company's strategic plan and was paid a fee of $146,100 for 1996.

     Mr. Davis retired as an employee of the Company on December 31, 1996, but continues to serve the Company as a consultant. Pursuant to the Consulting Agreement between Mr. Davis and the Company, he will receive a consulting fee of $50,000 per year through December 31, 1999.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers file with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Directors and executive officers are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports not previously reported were required, during the fiscal year ended
December 31, 1996,  its  directors  and  executive  officers  complied  with all
Section 16(a) filing requirements.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Beneficial Owners

     The table below sets forth certain information with respect to the beneficial ownership of Shares as of February 20, 1997 by each person known to the Company to be the beneficial owner of more than 5% of the Shares. Each of the persons listed has sole dispositive and voting power with respect to the Shares indicated. The information contained in the table below is based upon information contained in Schedule 13D filings with the Securities and Exchange Commission which filings were supplied to the Company.

        Name and Address of             Number of Shares
        Beneficial Owner                Percent of Class    Beneficially Owned
        ----------------                ----------------    ------------------
        Apollo Real Estate Investment
        Fund II, L. P.
        130 Avenue of the Americas
        New York, New York 10019              22.5%         4,713,598

        Alliance Capital Management, Inc.
        787 Seventh Avenue
        New York, New York 10019              11.7%         2,452,574

Security Ownership of Management

     The table below sets forth certain information with respect to the beneficial ownership of Shares held as of February 20, 1997 (i) individually by each Executive Officer and each director of the Company and (ii) by all Executive Officers and directors of the Company. Except as noted below, each of the persons listed below has (a) sole dispositive and voting power or (b) shared dispositive and voting power with a spouse, in each case with respect to the Shares indicated. The address of each Executive Officer and director listed below is in care of the Company. The information contained in the table below is based upon information supplied to the Company by the individuals named below.

                                                Number of Shares(1) (2) (3)
                              Percent             Beneficially
Name of Beneficial Owner     of Class                Owned
------------------------     --------                -----
D. Pike Aloian                  .012%                2,479
Benjamin C. Bishop, Jr          .103%               21,618
Irvin H. Davis                  .859%              181,592
David B. Hiley                  .024%                5,078
Victor A. Hughes, Jr           1.109%              234,765
G. Christian Lantzsch           .026%                5,493
William L. Mack                 .002%                  412
Lee S. Neibart                  .002%                  412
W. Edward Scheetz               .002%                  412
George F. Staudter              .024%                5,045
S. D. Stoneburner               .080%               16,813
James C. Teagle                 .392%               82,482
W. Lawrence Jenkins             .095%               19,969
James L. Stephens               .251%               52,726
                                ----                ------

Total Shares Held by all
Executive Officers and
Directors as a Group
(14 persons)                   2.930%              629,296
-----------------

(1) Includes for Messrs. Davis, Hughes, Teagle, Jenkins and Stephens 166,333, 200,000, 73,111, 17,424 and 46,922 Shares, respectively, which such Executive Officers have the right to acquire pursuant to the exercise of the options held by them under the 1988, 1993 and 1996 Stock Option Plans. Also includes 37 Shares which Mr. Stephens has the right to acquire and 47 Shares which Mr. Lantzsch has the right to acquire, each upon the exercise of warrants.

(2) Includes for Messrs. Davis, Hughes, Teagle, Jenkins and Stephens 3,259, 3,252, 2,928, 2,545, and 2,212 Shares, respectively, allocated to the participant's account under the 401(k) Plan.

(3) For more informaiton concerning the Shares held by the Company's officers and directors, reference is made to "Election of Directors -- Nominees."


                         INDEPENDENT PUBLIC ACCOUNTANTS

     During the year ended December 31, 1996, the Company engaged Deloitte & Touche LLP to provide certain audit services. The services included the audit of the annual financial statements, a review of the quarterly data furnished by the Company to the SEC for the quarters ended March 31, June 30, and September 30, 1996, services performed in connection with filing of this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. The Audit Committee approved all services performed by Deloitte & Touche LLP in advance of their performance. Deloitte & Touche LLP has acted as independent public accountants for the Company since its organization on June 21, 1988. Neither Deloitte & Touche LLP nor any of its associates have any relationship to the Company or any of its subsidiaries except in its capacity as auditors.

     It is expected that representatives of the independent public accountants will attend the Annual Meeting and be available to respond to appropriate questions and be permitted to make a statement concerning the Company should they desire.

     As of the date hereof, the Board of Directors has not selected independent public accountants to audit the books and accounts of the Company for the fiscal year ending December 31, 1997. It is anticipated that auditors will be selected later in the fiscal year.


                                 OTHER BUSINESS


  It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors. A reasonable time before this solicitation of proxies, the Board of Directors was not aware of any other matters to be presented for action at the Annual Meeting or any adjournment thereof. If any other business should properly come before the Annual Meeting or any Adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgement.


                             SHAREHOLDER PROPOSALS

     Proposals of shareholders to be presented at the 1998 Annual Meeting of Shareholders of the Company must be received at the Company's executive offices by December 19, 1997, to be considered for inclusion in the Company's proxy materials relating to such meeting. Such proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in the Company's proxy material.

                                    GENERAL

     The Company will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. The Company also has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022 to solicit proxies by mail, personal interview, telephone, or telegraph, for which service the Company anticipates a cost not in excess of $5,000 plus reasonable out-of-pocket expenses. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees, and fiduciaries who are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. The Company will, upon the request of any such entity, pay such entity's reasonable expenses for completing the mailing of such material to such beneficial owners.

     Consistent with state law and pursuant to the Company's bylaws, a majority of the Shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

     The twelve nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. A majority of the votes properly cast is necessary to approve any other matter which comes before the Annual Meeting, except as otherwise required by law, the Articles of Incorporation, or the Company's bylaws.

     The Company will count the total number of votes cast "for" approval of proposals, other than the election of directors, for purposes of determining whether sufficient affirmative votes have been cast. The Company will count Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflects abstentions and "broker non-votes" (i.e., Shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power) only as Shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, which contains financial statements and other information, is being mailed to shareholders with this Proxy Statement, but it is not to be regarded as proxy soliciting material.

AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, KOGER EQUITY, INC., POST OFFICE BOX 4339, JACKSONVILLE, FLORIDA 32201; PROVIDED, HOWEVER, THAT A COPY OF THE EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K, FOR WHICH THERE MAY BE A REASONABLE CHARGE, WILL NOT BE SUPPLIED TO SUCH SHAREHOLDER UNLESS SPECIFICALLY REQUESTED.

                                                                   APPENDIX


                               KOGER EQUITY, INC.
                                     PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor A. Hughes, Jr., James C. Teagle, and W. Lawrence Jenkins, and each of them, his (their) true and lawful agents and proxies with full power of substitution in each, and hereby authorizes them to vote at the Annual Meeting of Shareholders of Koger Equity, Inc. to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Tuesday, May 20, 1997 at 11:00 A.M., Eastern Daylight Saving Time, and any adjournment thereof, all shares of Common Stock of Koger Equity, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to vote as specified herein by the undersigned and to vote in such manner as they may determine on any other matters that may properly come before the meeting or any adjournment thereof.

                             Dated: ______________________________________, 1997


                                 _______________________________________________
                                 (Signature)
                                 _______________________________________________
                                 (Signature  if held jointly)

                                      THIS PROXY MUST BE SIGNED EXACTLY
                                        AS THE NAME(S) APPEARS HEREON

                                 Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If shares are held jointly, signature should include both names.

                               KOGER EQUITY, INC.
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 1997
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted for Proposal 1.

1. ELECTION OF DIRECTORS

FOR ALL NOMINEES LISTED BELOW       (OR)            WITHHOLD AUTHORITY
(except as marked to                                to vote for all nominees
the contrary below) [ ]                             listed below [ ]

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

NOMINEES: [D. Pike Aloian; Benjamin C. Bishop, Jr.; Irvin H. Davis; David B. Hiley; Victor A. Hughes, Jr.; G. Christian Lantzsch; William L. Mack; Lee S. Neibart; W. Edward Scheetz; George F. Staudter; S. D. Stoneburner; and James C. Teagle]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE

     1996 was a year of very significant achievement for Koger Equity. During the year, the Company enjoyed excellent operating results from its existing portfolio of suburban office properties, initiated construction of new buildings in several of its markets and completed two major capital transactions which will enable it to take full advantage of new investment opportunities in the years ahead. For 1997 and beyond, we are very pleased with our growing pipeline of new development and acquisition opportunities and look forward to utilizing our improved financial capacity to accelerate our favorable earnings momentum.

Review of 1996

     During 1996, Koger Equity continued to enjoy growth and improvement of rental revenues, with annualized rents passing $100 million early in the fourth quarter. Occupancy in company-owned buildings exceeded 92%. New leases in existing buildings totaled 679,000 feet, with rates on these leases averaging $15.44 per foot (up 7.7%), as compared to an average rental rate of $14.33 for the prior year. The weighted average term of these new leases increased to 46 months, up 21% from the comparable figure of 38 months for the prior year. We enjoyed one of the highest retention rates in the industry by renewing leases (63%) totaling 1,163,000 feet, with a 6.2% increase in rates.

Significant leasing activity for 1996 included:

+ a 142,800 square foot lease commencing in mid-1997 with Wellspring Resources and a 142,800 square foot lease renewal with Blue Cross and Blue Shield of Florida in Jacksonville, Florida.

+ a 217,547 square foot lease for renewal and expansion with the State of Florida - Department of Labor and Employment Security in Tallahassee, Florida.

+ a 57,650 square foot lease with Federal Emergency Management Agency of the United States Government in Atlanta, Georgia.

+ a 51,275 square foot lease with ITT Hartford in San Antonio, Texas.

+ a 20,688 square foot lease with Compsource Acquisition in Charlotte, North Carolina. Property operating expenses were stable at approximately 42% of total rental revenues. Recurring expenditures for tenant and building improvements declined by 8.9% at the same time the leased percentage was improving.

     During the fourth quarter, the Company completed a $190 million debt refinancing with The Northwestern Mutual Life Insurance Company which eliminated restrictive loan covenants that have limited our ability to grow. With the private placement of $43.5 million of common stock with a strategic investor, Apollo Real Estate Investment Fund II, L.P., in October, and a $50 million revolving credit facility with First Union National Bank of Florida and Morgan Guaranty Trust Company, Koger Equity now has the financial flexibility to capitalize on an environment of improving market conditions. We began construction of new buildings totaling 125,000 gross square feet in Charlotte and Memphis late in the year.

     The Company continued to reduce debt during 1996 by approximately $51.9 million (20.4%) from $254.9 million to $203 million and improved its debt-to-total market capitalization ratio from 57% to 34%. Our strategy of reducing debt and retaining earnings has been rewarded by the securities market. The Company's common stock, traded on the American Stock Exchange, increased 76.5% from $10 5/8 to $18 3/4 per share, outperforming both NAREIT's total return index for all companies (35.3%) and for office REITs (51.8%).

     Funds from operations totaled $33.2 million for 1996, compared to $23.6 million for 1995 (excluding interest revenue associated with the TKPL mortgage notes which Koger Equity acquired in 1995 and which were retired by TKPL in
1995). This $9.6 million increase in FFO represents a 40% improvement over comparable 1995 results.

     In December, the Company's Board of Directors reinstated the payment of a regular quarterly dividend. The payment commenced on February 10, 1997, at the quarterly rate of $0.05 per share. Outlook for 1997

     As we look forward to 1997, the nation's economy is displaying a nearly ideal combination of reasonable inflation and moderate growth. New construction appears to be in balance with potential tenant demand, and we have witnessed a tightening of office markets in virtually all areas of the Company's activities. In response to this condition, to serve our customers and to meet pent-up demand, we have, since the beginning of the year, already approved construction starts on four new buildings: two in Jacksonville, one in Atlanta and one in Greenville, totaling 358,000 gross square feet. At this time, we have an existing additional pipeline of development and acquisition prospects in our markets of about 800,000 gross square feet.

     We fully expect to continue these favorable trends throughout 1997. We will continue to utilize existing cash, revolving credit arrangements, and additional equity, when appropriate, to fund growth. Koger Equity currently holds a land inventory of 151 acres which is debt-free, generally contiguous to the Company's existing operating suburban centers and ready for new buildings. With this investment, we have the ability to add $26 million to our existing annualized rent stream of $100 million. As we analyze our options and implement our strategic growth plan in various markets through construction and acquisitions, I remain very optimistic about the future business opportunities for your Company.


                Respectfully,


                /s/VICTOR A. HUGHES, JR.
                ------------------------
                Victor A. Hughes, Jr.
                Chairman and
                Chief Executive Officer

The foregoing message to the Shareholders contains forward- looking statements concerning 1997. The actual results of operations for 1997 could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(Included with the following listing and key is a graphic representation of locations plotted on a regional map of the United States of America) Serving the Office Space Needs of Corporate America.)

1       Atlanta
        2601 Flowers Road South
        Atlanta, Georgia 30341
        770/458-7231

1       Austin
        3420 Executive Center Drive
        Austin, Texas 78731
        512/345-1893

1       Charlotte
4       East Center
        5500 Executive Center Drive
        Charlotte, North Carolina 28212
        704/535-2203

        Carmel Center
        6701 Carmel Road
        Charlotte, North Carolina 28226
        704/535-2203

2       Columbia
        201 Executive Center Drive
        Columbia, South Carolina 29210
        803/731-9440

1       El Paso
        444 Executive Center Boulevard
        El Paso, Texas 79902
        915/532-3456

1       Greensboro
        2211 West Meadowview Road
        Greensboro, North Carolina 27407
        910/294-6785

1       Greenville
        150 Executive Center Drive
        Greenville, South Carolina 29615
        864/288-5250

1       Jacksonville
4       Beach Boulevard Center
        4505 Beach Boulevard
        Jacksonville, Florida 32207
        904/398-9701
        Baymeadows Center
        8375 Dix Ellis Trail
        Jacksonville, Florida 32256
        904/398-9701

2       Little Rock
        10809 Executive Center Drive
        Little Rock, Arkansas 72211
        501/224-1200

1       Memphis
        65 Germantown Court
        Cordova, Tennessee 38018
        901/757-8118

3       Miami
        8300 Northwest 53rd Street
        Miami, Florida 33166
        305/592-0681

2       Nashville
        278 Franklin Road
        Brentwood, Tennessee 37027
        615/373-2773

3       Norfolk
        #2 The Koger Center
        Norfolk, Virginia 23502
        757/461-9477

1       Orlando
4       Fashion Square Center
        930 Woodcock Road
        Orlando, Florida 32803
        407/894-5851

        University Center
        3452 Lake Lynda Drive
        Orlando, Florida 32817
        407/894-5851

3       Raleigh
4       Glenwood Center
        3700 National Drive
        Raleigh, North Carolina 27612
        919/782-4240

        Crossroads Center
        5540 Centerview Drive
        Raleigh, North Carolina 27606
        919/782-4240

3       Richmond
        1500 Forest Avenue
        Richmond, Virginia 23229
        804/282-5461

1       St. Petersburg
        877 Executive Center Drive W.
        St. Petersburg, Florida 33702
        813/576-1400

1       San Antonio
        4538 Centerview Drive
        San Antonio, Texas 78228
        210/736-2494

1       Tallahassee
        1311 Executive Center Drive
        Tallahassee, Florida 32301
        904/877-3151

3       Tampa
        5415 Mariner Street
        Tampa, Florida 33609
        813/286-7921

1       Tulsa
        9726 East 42nd Street
        Tulsa, Oklahoma 74146
        918/628-0810

        1       Owned and managed by Koger Equity, Inc.
        2       Managed by Koger Equity, Inc.
        3       Managed by Koger Realty Services, Inc.
        4       In multi-center cities the management office
                is at this address.

Corporate Offices
3986 Boulevard Center Drive
Jacksonville, Florida 32207
904/398-3403

Board of Directors
D. Pike Aloian
Benjamin C. Bishop, Jr.
Irvin H. Davis
David B. Hiley
Victor A. Hughes, Jr.
G. Christian Lantzsch
William L. Mack
Lee S. Neibart
W. Edward Scheetz
George F. Staudter
S. D. Stoneburner
James C. Teagle

Executive Officers
Victor A. Hughes, Jr.,
     Chairman of the Board,
     Chief Executive Officer,
     President
     and Chief Financial Officer

James C. Teagle,
     Executive Vice President
     and Chief Operating Officer

James L. Stephens,
     Vice President
     and Chief Accounting Officer

W. Lawrence Jenkins,
     Vice President
     and Corporate Secretary

Counsel
     Martin, Ade, Birchfield & Mickler, P.A.
     Jacksonville, Florida

     Boling & McCart
     Jacksonville, Florida

     Ropes & Gray
     Boston, Massachusetts

Independent Accountants
     Deloitte & Touche LLP

Stock Listing
     American Stock Exchange
     Common Stock Symbol: KE
     Warrant Symbol: KE.WS

Common Stock and Warrant Transfer Agent,
Dividend Paying Agent and Registrar
     First Union National Bank of North Carolina
     230 South Tryon Street
     Charlotte, North Carolina 28288-1153
     (800) 829-8432

Dividend   Reinvestment   Plan   Stockholders   may  elect  to  have   dividends
     automatically reinvested in additional shares of Koger Equity, Inc. common stock. For information about dividend reinvestment, contact First Union National Bank of North Carolina at (800) 829-8432.

Automatic   Dividend   Deposit   Stockholders   may  elect  to  have   dividends
     automatically deposited into the financial institution of their choice. For information about automatic dividend deposit, contact First Union National Bank of North Carolina at (800) 829-8432.

Koger Equity, Inc.
Corporate Office
     Post Office Box 4339 (Zip 32201)
     3986 Boulevard Center Drive
     Jacksonville, Florida 32207
     (904) 398-3403
     Internet address: www.koger.com

(in thousands except per share data)

The following unaudited selected financial data sets forth certain financial information of Koger Equity, Inc. as of and for each of the three years in the period ended December 31, 1996.

                                          1996         1995             1994
                                          ----         ----             ----

Rental revenues                         $ 98,342    $ 94,865          $ 93,132
Interest revenues                       $  1,951    $ 14,440(a)       $  1,062
Gain on TKPL note to Southeast          $    292    $11,288                -
Total revenues                          $104,072    $125,750          $100,376
Property operating expenses             $ 41,597    $ 40,830          $ 39,711
Depreciation and amortization           $ 21,127    $ 19,102          $ 16,728
Mortgage and loan interest              $ 18,701    $ 23,708          $ 25,872
Net income                              $ 10,501    $ 28,990(a)(b)    $  4,215
                                        --------    --------          --------

Earnings per common share:
        Primary                         $   0.54    $   1.61          $   0.24
        Fully diluted                   $   0.54    $   1.60          $   0.24
                                        --------    --------          --------

Weighted average shares outstanding:
        Primary                           19,500      18,011            17,719
        Fully diluted                     19,576      18,091            17,719
                                          ------      ------            ------

Funds from operations                   $ 33,154    $ 36,707(a)       $ 23,475

Closing Price of the Koger Equity
Common Stock as reported on the
American Stock Exchange on
December 31                             $18 3/4      $10 5/8            $7 1/4
                                        -------      -------            ------

(a) Includes $13,066 of interest revenue associated with the TKPL mortgage notes which Koger Equity, Inc. acquired during 1995. These mortgage notes were retired by TKPL during 1995.

(b) Includes $11,288 gain associated with the repayment of a TKPL note to a wholly-owned subsidiary of the Company.